EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact: Lydia Kremer
(760) 285-8047 or
Jones Agency (760) 325-1437
Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS

RECORD ANNUAL EARNINGS

PALM SPRINGS, CA: January 30, 2007 - Canyon Bancorp (OTCBB: CYBA) today announced record net income of $4,257,000 or $1.77 per diluted share for the full year ended December 31, 2006 – an increase of $603,000 or 16.5 percent over the prior year’s income of $3,654,000 or $1.52 per diluted share.

For the fourth quarter ended December 31, 2006, Canyon Bancorp earned $1,170,000 or $0.48 per diluted share compared to $1,042,000 or $0.44 per diluted share for the same period of 2005, an increase of $128,000 or 12.2 percent.

Return on average shareholders’ equity for the full year 2006 was 19.43 percent, with a return on average assets of 1.70 percent.

“Canyon National Bank’s record-setting performance in 2006 was positively impacted by the bank’s continued strength in its net interest margin which increased by 37 basis points, as both loans and deposits increased from prior year levels” stated President and CEO Stephen G. Hoffmann.

Other financial highlights as of year-end 2006 compared to year-end 2005:

•	Capital to assets ratio increased to 9.68 percent from 8.13 percent.

•	Book value per share increased $1.97 or 23.0 percent to $10.54.

•	Total assets increased $13.0 million or 5.5 percent to $252.4 million.

•	Net loans increased $31.0 million or 18.1 percent to $202.9 million.

•	Total deposits increased $7.9 million or 3.6 percent to $226.4 million.

•	Total shareholders’ equity increased by $5.0 million or 25.6 percent to $24.4 million.

•	Net interest margin for the full year 2006 was 6.53 percent compared to 6.16 percent for the full year 2005.

Highlights of major activities in 2006 include:

•	Opening in March of the bank’s fourth branch, the Desert Business Park branch, a 2600 square foot, full service facility located in Palm Desert directly across from Sun City Palm Desert.

•	The issuance of a five percent stock dividend in December. This is the bank’s seventh stock dividend or stock split since opening in July 1998.

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board - stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	12/31/2006 (Unaudited)	12/31/2005 (Audited)
Assets

Cash and cash equivalents	$20,569	$27,576
Interest-bearing deposits in other financial institutions	2,000	3,400
Investment securities available for sale	14,250	24,702
Federal Home Loan Bank and Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,558	1,412
Loans held for sale	752	782
Loans receivable, net	202,881	171,833
Furniture, fixtures and equipment	4,548	4,444
Income tax receivable	276	69
Deferred tax asset	1,713	1,384
Other assets	3,821	3,638

Total Assets	$252,368	$239,240

Liabilities and Stockholders’ Equity

Deposits:
Demand deposits	$90,248	$85,142
NOW accounts	9,645	8,271
Savings and money market	67,770	89,642
Time certificate of deposits	58,767	35,471

Total Deposits	226,430	218,526

Other Liabilities	1,515	1,263

Total Liabilities	227,945	219,789

Commitments and contingencies	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—
Common Stock; authorized 10,000,000 shares; 2,316,627 and 2,160,655 shares issued and outstanding as of December 31, 2006 and December 31, 2005, respectively [1]	20,809	5,402
Additional paid-in capital	—	11,888
Accumulated other comprehensive income unrealized (loss) on investment securities available-for-sale	(106)	(234)
Retained earnings	3,720	2,395

Total Stockholders’ Equity	24,423	19,451

Total Liabilities and Stockholders’ Equity	$252,368	$239,240

[1]	On June 30, 2006 Canyon National Bank's Plan of Reorganization was consummated to form a bank holding company, Canyon Bancorp. On the date of consummation, 2,180,479 shares of Canyon National Bank, $2.50 par value, were exchanged for the same number of shares of Canyon Bancorp, no par value. Shares outstanding prior to June 30, 2006 were issued by Canyon National Bank.

CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three and twelve months ended December 31, 2006 and 2005

(Dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Interest income:
Loans receivable	$4,743	$3,723	$17,251	$13,092
Federal funds sold	187	135	833	433
Interest bearing deposits in other financial institutions	13	36	133	93
Investment securities available for sale	202	249	915	948

Total Interest Income	5,145	4,143	19,132	14,566
Interest expense on deposits and other borrowings	1,272	672	4,146	2,007

Net Interest Income	3,873	3,471	14,986	12,559
Provision for loan losses	100	260	525	710

Net Interest Income After
Provision for Loan Losses	3,773	3,211	14,461	11,849

Noninterest income:
Service charges and fees	167	127	591	508
Loan related fees	111	127	541	472
Lease administration fees	305	333	1,278	1,204
Automated teller machine fees	174	130	622	583
Net gain (loss) on disposition of fixed assets	(2)	—	(5)	(5)

Total Noninterest Income	755	717	3,027	2,762

Noninterest expenses:
Salaries and employee benefits	1,343	1,155	5,418	4,425
Occupancy and equipment expense	369	282	1,456	1,234
Professional fees	70	67	339	290
Data processing	129	111	530	445
Marketing and advertising expense	112	108	431	369
Director and shareholder expense	116	67	480	330
Other operating expense	427	380	1,646	1,325

Total Noninterest Expenses	2,566	2,170	10,300	8,418

Earnings before income taxes	1,962	1,758	7,188	6,193
Income Tax Expense	792	716	2,931	2,539

Net earnings	$1,170	$1,042	$4,257	$3,654

Earnings Per Share:
Basic	$0.51	$0.46	$1.86	$1.63
Diluted	$0.48	$0.44	$1.77	$1.52

Weighted Average Shares Outstanding:
Basic	2,311,363	2,266,329	2,291,932	2,245,255
Diluted	2,414,472	2,390,412	2,409,311	2,391,927

CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]		Twelve Months Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Return on average equity	19.45%	22.06%	19.43%	20.97%
Return on average assets	1.80%	1.77%	1.70%	1.62%
Yield on interest earning-assets	8.63%	7.69%	8.34%	7.14%
Cost of interest-bearing liabilities	3.58%	2.06%	3.03%	1.64%
Net interest margin	6.50%	6.44%	6.53%	6.16%
Non-interest income / average assets	1.17%	1.29%	1.21%	1.23%
Non-interest expense / average assets	3.96%	3.70%	4.11%	3.74%
Net non-interest expense / average assets	2.79%	2.47%	2.90%	2.51%
Net charge-offs/(recoveries) to average loans	0.02%	0.15%	0.02%	0.16%

	as of:
	12/31/2006	12/31/2005
Capital to assets ratio	9.68%	8.13%
Allowance for loan losses / gross loans	1.66%	1.67%
Loan to deposit ratio	91.4%	78.6%
Adversely classified loans to gross loans	1.1%	1.2%
Demand deposit accounts / total deposit accounts	39.9%	39.0%
Book value per share [2]	$10.54	$8.57

[1]	Interim periods annualized
[2]	Prior year restated for past stock dividends and splits